Exhibit 99.1

FOR IMMEDIATE RELEASE

PHX Minerals Reports Results For The Quarter Ended Dec. 31, 2022

and Provides 2023 Operational Outlook

FORT WORTH, Texas, Feb. 8, 2023 – PHX MINERALS INC., “PHX” or the “Company” (NYSE: PHX), today reported financial and operating results for the quarter ended Dec. 31, 2022.

Summary Of Results For The Quarter Ended Dec. 31, 2022

•
Net income for the quarter ended Dec. 31, 2022, was $3.3 million, or $0.09 per share, compared to net income of $9.2 million, or $0.26 per share, for the quarter ended Sept. 30, 2022, and net income of $6.7 million, or $0.20 per share, for the quarter ended Dec. 31, 2021.
•
Adjusted pretax net income(1) for the quarter ended Dec. 31, 2022, was $2.3 million, or $0.07 per share, compared to $5.3 million, or $0.15 per share, for the quarter ended Sept. 30, 2022, and $2.3 million, or $0.07 per share, for the quarter ended Dec. 31, 2021.
•
Adjusted EBITDA(1) for the quarter ended Dec. 31, 2022, was $5.3 million, compared to $8.4 million for the quarter ended Sept. 30, 2022, and $4.4 million for the quarter ended Dec. 31, 2021.
•
Royalty production volumes for the quarter ended Dec. 31, 2022, decreased 12% to 1,628 Mmcfe compared to the quarter ended Sept. 30, 2022, and increased 33% compared to the quarter ended Dec. 31, 2021.
•
Total production volumes for the quarter ended Dec. 31, 2022, decreased 15% to 2,215 Mmcfe compared to the quarter ended Sept. 30, 2022, and increased 4% compared to the quarter ended Dec. 31, 2021.
•
Converted 60 gross (0.27 net) wells to producing status during the quarter ended Dec. 31, 2022, compared to 49 gross (0.22 net) during the quarter ended Sept. 30, 2022.
•
Inventory of 203 gross (0.83 net) wells in progress as of Dec. 31, 2022, compared to 172 gross (0.85 net) as of Sept. 30, 2022.
•
Total debt was $33.3 million and the debt to adjusted EBITDA (TTM) (1) ratio was 1.25x at Dec. 31, 2022.
•
During the quarter ended Dec. 31, 2022, PHX closed on acquisitions totaling 1,256 net royalty acres located in the SCOOP and the Haynesville plays for approximately $14.7 million.

Subsequent Events

•
On Jan. 31, 2023, PHX closed on the two previously announced divestitures of a combined 257 gross non-operated working interest wellbores for approximately $10.7 million.
•
Since Dec. 31, 2022, PHX has closed on mineral acquisitions totaling 99 net royalty acres located in the SCOOP and the Haynesville plays for approximately $1.2 million.
•
Total debt was $23.0 million at Feb. 3, 2023.
(1)
This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Chad L. Stephens, President and CEO, commented, “We continue to enhance our asset base, divesting non-core, non-working interest wellbores and reinvesting the proceeds into high-quality minerals in our areas of focus. Royalty production in the quarter was impacted by short-term disruptions in the Haynesville due to temporary shut-ins in a few wells to accommodate frac completion on an offsetting set of wells, and fewer new wells coming online due to typical seasonal volatility. However, the inventory of wells being drilled continues to increase, giving us confidence in a near-term rebound and our long-term prospects.”

“Results were also impacted by lower commodity prices, but our strong balance sheet and success in divestitures of working interests continues to help us navigate near-term headwinds,” continued Mr. Stephens. “We are bullish on a recovery in natural gas prices in late 2023/ early 2024, as short-term impacts dissipate. I am also pleased to announce that given the confidence in our strategy and the

PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

steady conversion of our inventory, we have the visibility to begin providing an annual operational outlook, which is included in this press release and can be accessed in our investor relations presentation on our corporate website.”

Financial Highlights

	Three Months Ended	Three Months Ended
	Dec. 31, 2022	Dec. 31, 2021
Royalty Interest Sales	$10,571,704	$5,966,645
Working Interest Sales	$4,316,970	$7,720,519
Natural Gas, Oil and NGL Sales	$14,888,674	$13,687,164

Gains (Losses) on Derivative Contracts	$3,347,002	$2,836,168
Lease Bonuses and Rental Income	$34,482	$78,915
Total Revenue	$18,270,158	$16,602,247

Lease Operating Expense
per Working Interest Mcfe	$1.73	$1.39
Transportation, Gathering and Marketing
per Mcfe	$0.66	$0.57
Production Tax per Mcfe	$0.28	$0.32
Cash G&A Expense per Mcfe (1)	$1.16	$0.83
G&A Expense per Mcfe	$1.42	$0.98
Interest Expense per Mcfe	$0.29	$0.08
DD&A per Mcfe	$0.81	$0.74
Total Expense per Mcfe	$3.92	$3.28

Net Income (Loss)	$3,346,133	$6,682,249
Adjusted EBITDA (2)	$5,334,016	$4,416,065

Cash Flow from Operations (3)	$10,141,814	$8,637,990
CapEx (4)	$87,104	$192,677
CapEx - Mineral Acquisitions	$14,499,014	$11,643,827

Borrowing Base	$50,000,000	$32,000,000
Debt	$33,300,000	$20,000,000
Debt to Adjusted EBITDA (TTM) (2)	1.25	1.16

(1)
Cash G&A expense is G&A excluding restricted stock and deferred director’s expense from the adjusted EBITDA table on page 11.
(2)
This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.
(3)
GAAP cash flow from operations. See page 9.
(4)
Includes legacy working interest expenditures and fixtures and equipment.

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PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

Operating Highlights

	Three Months Ended	Three Months Ended
	Dec. 31, 2022	Dec. 31, 2021
Gas Mcf Sold	1,669,320	1,574,265
Average Sales Price per Mcf before the
effects of settled derivative contracts	$5.66	$5.52
Average Sales Price per Mcf after the
effects of settled derivative contracts	$4.02	$3.52
% of sales subject to hedges	65%	67%
Oil Barrels Sold	52,406	48,074
Average Sales Price per Bbl before the
effects of settled derivative contracts	$82.52	$74.39
Average Sales Price per Bbl after the
effects of settled derivative contracts	$62.03	$48.45
% of sales subject to hedges	57%	79%
NGL Barrels Sold	38,611	44,256
Average Sales Price per Bbl(1)	$28.77	$32.11

Mcfe Sold	2,215,419	2,128,248
Natural gas, oil and NGL sales before the
effects of settled derivative contracts	$14,888,674	$13,687,164
Natural gas, oil and NGL sales after the
effects of settled derivative contracts	$11,067,174	$9,284,742

(1) There were no NGL settled derivative contracts during the 2022 and 2021 quarters.

Total Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
12/31/2022	1,669,320	52,406	38,611	2,215,419
9/30/2022	2,047,614	49,902	40,761	2,591,588
6/30/2022	1,897,799	48,928	39,732	2,429,760
3/31/2022	1,908,030	51,631	40,371	2,460,042

Total production volumes attributable to natural gas were 75% for the quarter ended Dec. 31, 2022.

Royalty Interest Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
12/31/2022	1,303,825	33,691	20,353	1,628,089
9/30/2022	1,525,363	32,202	20,488	1,841,502
6/30/2022	1,283,737	32,562	19,369	1,595,323
3/31/2022	1,261,949	28,758	18,852	1,547,609

Royalty production volumes attributable to natural gas were 80% for the quarter ended Dec. 31, 2022.

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PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

Working Interest Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
12/31/2022	365,495	18,715	18,258	587,330
9/30/2022	522,251	17,700	20,273	750,086
6/30/2022	614,062	16,366	20,363	834,437
3/31/2022	646,081	22,873	21,519	912,433

Quarter Ended Dec. 31, 2022 Results

The Company recorded net income of $3,346,133, or $0.09 per share, for the quarter ended Dec. 31, 2022, as compared to net income of $6,682,249, or $0.20 per share, for the quarter ended Dec. 31, 2021. The change in net income was principally the result of increased impairment expense associated with the pending sale of non-operated working interest wellbores in the Arkoma play and general and administrative costs, or G&A, partially offset by increased natural gas, oil and NGL sales, increased gains on asset sales and increased gains associated with our hedge contracts.

Natural gas, oil and NGL revenue increased $1,201,510, or 9%, for the quarter ended Dec. 31, 2022, compared to the quarter ended Dec. 31, 2021, due to increases in natural gas and oil prices of 3% and 11%, respectively, and an increase in natural gas and oil volumes of 6% and 9%, respectively, partially offset by a decrease in NGL prices and volumes of 10% and 13%, respectively.

The production increase in royalty volumes during the quarter ended Dec. 31, 2022, as compared to the quarter ended Dec. 31, 2021, was primarily due to acquisitions and new drilling in the Haynesville and SCOOP plays. The decrease in working interest volumes resulted from the divestiture of low-value legacy working interests in Oklahoma and the Fayetteville Shale in Arkansas and naturally declining production in high-interest wells in the Arkoma Stack, STACK, and Eagle Ford plays.

The Company had a net gain on derivative contracts of $3,347,002 in the quarter ended Dec. 31, 2022, as compared to a net gain of $2,836,168 in the quarter ended Dec. 31, 2021, of which ($2,918,039) is a loss on settled derivatives and $6,265,041 is a non-cash gain on derivatives with respect to the quarter ended Dec. 31, 2022. Loss on settled derivative contracts for the quarter ended Dec. 31, 2022, excludes $903,461 of cash paid to settle off-market derivative contracts. The change in net loss on derivative contracts was due to the Company’s settlements of natural gas and oil collars and fixed price swaps and the change in valuation caused by the difference in Dec. 31, 2022, pricing relative to the strike price on open derivative contracts.

The 20% increase in total cost per Mcfe in the quarter ended Dec. 31, 2022, relative to the quarter ended Dec. 31, 2021, was primarily driven by an increase in G&A and interest expense. G&A increased $1,041,844, or 50%, in the quarter ended Dec. 31, 2022, compared to the quarter ended Dec. 31, 2021, due to the write-off of costs associated with the At-The-Market equity offering program, which was terminated in December 2022, increased administrative expenses associated with higher transaction activity, and restricted stock expense. Interest expense increased $460,979, or 261%, due to higher average debt balance and average interest rate in the quarter ended Dec. 31, 2022, compared to the quarter ended Dec. 31, 2021.

Operations Update

During the quarter ended Dec. 31, 2022, the Company converted 60 gross (0.27 net) wells to producing status, including 8 gross (0.09 net) wells in the SCOOP and 31 gross (0.076 net) wells in the Haynesville, compared to 68 gross (0.19 net) wells in the quarter ended Dec. 31, 2021.

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PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

At Dec. 31, 2022, the Company had a total of 203 gross (0.83 net) wells in progress across its mineral positions and 76 gross (0.22 net) active permitted wells, compared to 172 gross (0.85 net) wells in progress and 64 gross (0.21 net) active permitted wells at Sept. 30, 2022. As of Jan. 17, 2023, 22 rigs were operating on the Company’s acreage with 91 rigs operating within 2.5 miles of its acreage, compared to 15 rigs operating on the Company’s acreage with 93 rigs operating within 2.5 miles of its acreage as of Sept. 30, 2022.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Fayetteville	Haynesville	Other	Total
As of Dec. 31, 2022:
Gross Wells in Progress on PHX Acreage	61	32	7	5	-	90	8	203
Net Wells in Progress on PHX Acreage	0.12	0.07	0.01	-	-	0.61	0.02	0.83
Gross Active Permits on PHX Acreage	22	11	3	4	-	30	6	76

As of Jan. 17, 2023:
Rigs Present on PHX Acreage	7	3	3	1	-	8	-	22
Rigs Within 2.5 Miles of PHX Acreage	20	19	12	1	-	31	8	91

Leasing Activity

During the quarter ended Dec. 31, 2022, the Company leased 99 net mineral acres for an average bonus payment of $850 per net mineral acre and an average royalty of 23%.

Acquisition And Divestiture Update

During the quarter ended Dec. 31, 2022, the Company purchased 1,256 net royalty acres for approximately $14.7 million and sold 4,743 net mineral acres, which were outside the Company's core focus areas and predominantly undeveloped and unleased, for approximately $1.0 million.

	Acquisitions
Three Months Ended Dec. 31, 2022	SCOOP	Haynesville	Other	Total
Net Mineral Acres Purchased	159	608	-	767
Net Royalty Acres Purchased	219	1,037	-	1,256

Outlook

PHX is providing an operational outlook for 2023 as follows:

	Calendar Year 2022 Actual	Calendar Year 2023 Outlook
Mineral & Royalty Production (Mmcfe)	6,613	7,400 - 8,600
Working Interest Production (Mmcfe) (1)	3,084	1,200 - 1,400
Total Production (Mmcfe)	9,697	8,600 - 10,000
Percentage Natural Gas	78%	80% - 85%

Transportation, Gathering & Marketing (per Mcfe)	$0.63	$0.53 - $0.58
Production Tax (as % of pre-hedge sales volumes)	4.50%	4.75% - 5.25%
LOE Expenses (on an absolute basis in 000’s)	$3,807	$1,200 - $1,400
Cash G&A (per Mcfe)	$1.01	$1.00 - $1.07

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PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

(1) Pro-forma divestitures of Eagle Ford and Arkoma working interest assets, excludes potential future sales of additional working interest assets.

Quarterly Conference Call

PHX will host a conference call to discuss the Company’s results for the quarter ended Dec. 31, 2022, at 11:00 a.m. EST tomorrow, Feb. 9, 2023. Management’s discussion will be followed by a question-and-answer session with investors.

To participate on the conference call, please dial 877-407-3088 (toll-free domestic) or 201-389-0927. A replay of the call will be available for 14 days after the call. The number to access the replay of the conference call is 877-660-6853 and the PIN for the replay is 13736024.

A live audio webcast of the conference call will be accessible from the “Investors” section of PHX’s website at https://phxmin.com/events. The webcast will be archived for at least 90 days.

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PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

FINANCIAL RESULTS

Statements of Operations

	Three Months Ended Dec. 31,
	2022	2021
Revenues:
Natural gas, oil and NGL sales	$14,888,674	$13,687,164
Lease bonuses and rental income	34,482	78,915
Gains (losses) on derivative contracts	3,347,002	2,836,168
	18,270,158	16,602,247
Costs and expenses:
Lease operating expenses	1,015,981	1,256,011
Transportation, gathering and marketing	1,455,260	1,213,604
Production taxes	617,948	678,947
Depreciation, depletion and amortization	1,802,114	1,583,760
Provision for impairment	6,100,696	5,585
Interest expense	637,698	176,719
General and administrative	3,137,401	2,095,557
Losses (gains) on asset sales and other	(824,073)	2,147,815
Total costs and expenses	13,943,025	9,157,998
Income (loss) before provision (benefit) for income taxes	4,327,133	7,444,249

Provision (benefit) for income taxes	981,000	762,000

Net income (loss)	$3,346,133	$6,682,249

Basic and diluted earnings (loss) per common share	$0.09	$0.20

Weighted average shares outstanding:
Basic	35,679,740	33,127,722
Diluted	36,489,353	33,127,722

Dividends per share of
common stock paid in period	$0.02	$0.01

Dividends declared per share of
common stock and to be paid in quarters
ended March 31, 2023 and 2022	$0.0225	$0.015

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PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

Balance Sheets

	Dec. 31, 2022	Sept. 30, 2022
Assets
Current assets:
Cash and cash equivalents	$2,115,652	$3,396,809
Natural gas, oil, and NGL sales receivables (net of $0	9,783,996	13,152,274
allowance for uncollectable accounts)
Held for sale assets	6,420,051	-
Other	1,543,956	1,372,847
Total current assets	19,863,655	17,921,930

Properties and equipment at cost, based on
successful efforts accounting:
Producing natural gas and oil properties	181,431,139	248,978,928
Non-producing natural gas and oil properties	57,781,644	51,779,336
Other	1,122,436	1,085,056
	240,335,219	301,843,320
Less accumulated depreciation, depletion and amortization	(107,085,212)	(168,759,385)
Net properties and equipment	133,250,007	133,083,935

Derivative contracts, net	141,345	-
Operating lease right-of-use assets	706,871	739,131
Other, net	695,399	757,116
Total assets	$154,657,277	$152,502,112

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$504,466	$647,217
Derivative contracts, net	1,534,034	7,873,979
Income taxes payable	576,427	495,858
Current portion of operating lease liability	217,656	213,355
Held for sale liabilities	889,155	-
Accrued liabilities and other	3,121,522	2,032,275
Total current liabilities	6,843,260	11,262,684

Long-term debt	33,300,000	28,300,000
Deferred income taxes, net	2,453,906	1,585,906
Asset retirement obligations	1,027,777	1,901,904
Derivative contracts, net	-	687,212
Operating lease liability, net of current portion	929,208	985,887

Total liabilities	44,554,151	44,723,593

Stockholders' equity:
Voting common stock, par value $0.01666 per share: 54,000,500 shares authorized and 35,938,206 shares issued and outstanding at Dec. 31, 2022;
54,000,500 shares authorized and 35,776,752 shares issued and	598,731	596,041
outstanding at Sept. 30, 2022
Capital in excess of par value	43,344,916	44,177,051
Deferred directors' compensation	1,541,070	1,496,243
Retained earnings	68,925,774	67,117,791
	114,410,491	113,387,126
Less treasury stock, at cost; 300,272 shares at Dec. 31,
2022, and 377,232 shares at Sept. 30, 2022	(4,307,365)	(5,608,607)
Total stockholders' equity	110,103,126	107,778,519
Total liabilities and stockholders' equity	$154,657,277	$152,502,112

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PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

Condensed Statements of Cash Flows

	Three Months Ended Dec. 31,
	2022	2021
Operating Activities
Net income (loss)	$3,346,133	$6,682,249
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	1,802,114	1,583,760
Impairment of producing properties	6,100,696	5,585
Provision for deferred income taxes	868,000	366,000
Gain from leasing fee mineral acreage	(34,371)	(78,922)
Proceeds from leasing fee mineral acreage	67,651	95,039
Net (gain) loss on sales of assets	(934,207)	2,163,359
Directors' deferred compensation expense	44,827	67,570
Total (gain) loss on derivative contracts	(3,347,002)	(2,836,168)
Cash receipts (payments) on settled derivative contracts	(810,839)	-
Restricted stock award expense	524,257	255,844
Other	30,157	37,138
Cash provided (used) by changes in assets and liabilities:
Natural gas, oil and NGL sales receivables	3,368,278	(1,591,085)
Other current assets	(309,051)	(325,780)
Accounts payable	(129,304)	(95,649)
Income taxes receivable	-	2,413,942
Other non-current assets	63,723	10,253
Income taxes payable	80,569	165,889
Accrued liabilities	(589,817)	(281,034)
Total adjustments	6,795,681	1,955,741
Net cash provided by operating activities	10,141,814	8,637,990

Investing Activities
Capital expenditures	(87,104)	(192,677)
Acquisition of minerals and overriding royalty interests	(14,499,014)	(11,643,827)
Net proceeds from sales of assets	1,137,730	4,586,492
Deposits received on held for sale assets	815,000	-
Net cash provided (used) by investing activities	(12,633,388)	(7,250,012)

Financing Activities
Borrowings under credit facility	10,000,000	4,000,000
Payments of loan principal	(5,000,000)	(1,500,000)
Net proceeds from equity issuance	-	(32,507)
Cash receipts from (payments on) off-market derivative contracts	(3,010,661)	(4,402,422)
Purchases of treasury stock	(52,460)	-
Payments of dividends	(726,462)	(332,210)
Net cash provided (used) by financing activities	1,210,417	(2,267,139)

Increase (decrease) in cash and cash equivalents	(1,281,157)	(879,161)
Cash and cash equivalents at beginning of period	3,396,809	2,438,511
Cash and cash equivalents at end of period	$2,115,652	$1,559,350

Supplemental Disclosures of Cash Flow Information
Dividends declared and unpaid	$811,688	$517,479

Gross additions to properties and equipment	$14,710,613	$15,183,829
Equity offering used for acquisitions	-	(3,510,001)
Net (increase) decrease in accounts payable for properties
and equipment additions	(124,495)	162,676
Capital expenditures and acquisitions	$14,586,118	$11,836,504

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PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

Derivative Contracts as of Dec. 31, 2022

				Collar Average	Collar Average
Calendar Period	Product	Volume Mcf/Bbl	Swap Price	Floor Price	Ceiling Price
2023	Natural Gas	1,170,000		$4.01	$7.82
2023	Natural Gas	1,780,000	$3.37
2024	Natural Gas	665,000		$4.09	$6.58

2023	Crude Oil	15,000		$75.00	$96.00
2023	Crude Oil	57,000	$74.02
2024	Crude Oil	10,400		$63.00	$76.00

Non-GAAP Reconciliation

This press release includes certain “non-GAAP financial measures” as defined under the rules and regulations of the U.S. Securities and Exchange Commission, or the SEC, including Regulation G. These non-GAAP financial measures are calculated using GAAP amounts in the Company’s financial statements. These measures, detailed below, are provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in the Company’s financial statements prepared in accordance with GAAP (including the notes thereto), included in the Company’s SEC filings and posted on its website.

Adjusted EBITDA Reconciliation

We define “adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, or EBITDA, excluding non-cash gains (losses) on derivatives and gains (losses) on asset sales and including cash receipts from (payments on) off-market derivatives and restricted stock and deferred directors’ expense. We have included a presentation of adjusted EBITDA because we recognize that certain investors consider this amount to be a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to a

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PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA for the quarters indicated:

	Three Months Ended	Three Months Ended	Three Months Ended
	Dec. 31, 2022	Dec. 31, 2021	Sept. 30, 2022
Net Income (Loss)	$3,346,133	$6,682,249	$9,158,468
Plus:
Income tax expense
(benefit)	981,000	762,000	2,431,000
Interest expense	637,698	176,719	471,716
DD&A	1,802,114	1,583,760	1,550,410
Impairment expense	6,100,696	5,585	2,703
Less:
Non-cash gains (losses)
on derivatives	6,265,041	4,550,499	1,639,703
Gains (losses) on asset sales	934,207	(2,120,927)	3,558,611
Plus:
Cash receipts from (payments on)
off-market derivative contracts(1)	(903,461)	(2,688,091)	(1,057,197)
Restricted stock and deferred
director's expense	569,084	323,415	1,037,179
Adjusted EBITDA	$5,334,016	$4,416,065	$8,395,965

(1) The initial receipt of $8.8 million of cash from BP Energy Company, or BP, for entering into the off-market derivative contracts had no effect on the Company’s statement of operations and was considered cash flow from financing activities. A portion of subsequent settlements with BP had no effect on the Company’s statement of operations.

Debt to Adjusted EBITDA (TTM) Reconciliation

“Debt to adjusted EBITDA (TTM)” is defined as the ratio of long-term debt to adjusted EBITDA on a trailing 12-month (TTM) basis. We have included a presentation of debt to adjusted EBITDA (TTM) because we recognize that certain investors consider such ratios to be a useful means of measuring our ability to meet our debt service obligations and for evaluating our financial performance. The debt to adjusted EBITDA (TTM) ratio has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of debt to adjusted EBITDA (TTM) may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA on a TTM basis and of the resulting debt to adjusted EBITDA (TTM) ratio:

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PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

	TTM Ended	TTM Ended
	Dec. 31, 2022	Dec. 31, 2021
Net Income (Loss)	$17,073,156	$1,061,732
Plus:
Income tax expense (benefit)	4,421,000	179,949
Interest expense	1,625,971	869,948
DD&A	7,496,472	7,068,915
Impairment expense	6,109,676	56,060
Less:
Non-cash gains (losses)
on derivatives	(584,977)	1,141,029
Gains (losses) on asset sales	7,478,783	(1,824,556)
Plus:
Cash receipts from (payments on)
off-market derivative contracts(1)	(5,738,163)	6,111,909
Restricted stock and deferred
director's expense	2,649,194	1,191,576
Adjusted EBITDA	$26,743,500	$17,223,616

Debt	$33,300,000	$20,000,000
Debt to Adjusted EBITDA (TTM)	1.25	1.16

(1) The initial receipt of $8.8 million of cash from BP for entering into the off-market derivative contracts had no effect on the Company’s statement of operations and was considered cash flow from financing activities. A portion of subsequent settlements with BP has no effect on the Company’s statement of operations.

Adjusted Pretax Net Income (Loss) Reconciliation

“Adjusted pretax net income (loss)” is defined as earnings before taxes and impairment expense, excluding non-cash gains (losses) on derivatives and gains (losses) on asset sales and including cash receipts from (payments on) off-market derivatives. We have included a presentation of adjusted pretax net income (loss) because we recognize that certain investors consider this amount to be a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted pretax net income (loss) has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted pretax net income (loss) may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted pretax net income (loss) for the periods indicated:

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PHX Minerals Inc.

Reports Quarter ending Dec. 31, 2022 Results …cont.

	Three Months Ended	Three Months Ended	Three Months Ended
	Dec. 31, 2022	Dec. 31, 2021	Sept. 30, 2022
Net Income (Loss)	$3,346,133	$6,682,249	$9,158,468
Plus:
Income tax expense (benefit)	981,000	762,000	2,431,000
Impairment expense	6,100,696	5,585	2,703
Less:
Non-cash gains (losses)
on derivatives	6,265,041	4,550,499	1,639,703
Gains (losses) on asset sales	934,207	(2,120,927)	3,558,611
Plus:
Cash receipts from (payments on)
off-market derivative contracts(1)	(903,461)	(2,688,091)	(1,057,197)
Adjusted Pretax Net Income (Loss)	$2,325,120	$2,332,171	$5,336,660

Weighted average shares outstanding
Basic	35,679,740	33,127,722	35,573,813
Diluted	36,489,353	33,127,722	35,916,878

Adjusted Pretax Net Income (Loss)
per basic and diluted share	$0.07	$0.07	$0.15

(1) The initial receipt of $8.8 million of cash from BP for entering into the off-market derivative contracts had no effect on the Company’s statement of operations and was considered cash flow from financing activities. A portion of subsequent settlements with BP had no effect on the Company’s statement of operations.

PHX Minerals Inc. (NYSE: PHX) Fort Worth-based, PHX Minerals Inc. is a natural gas and oil mineral company with a strategy to proactively grow its mineral position in its core focus areas. PHX owns mineral acreage principally located in Oklahoma, Texas, Louisiana, North Dakota and Arkansas. Additional information on the Company can be found at www.phxmin.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect PHX’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: the Company’s operational outlook; the Company’s ability to execute its business strategies; the volatility of realized natural gas and oil prices; the level of production on the Company’s properties; estimates of quantities of natural gas, oil and NGL reserves and their values; general economic or industry conditions; legislation or regulatory requirements; conditions of the securities markets; the Company’s ability to raise capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; title defects in the properties in which the Company invests; and other economic, competitive, governmental, regulatory or technical factors affecting properties, operations or prices. Although the Company believes expectations reflected in these and other forward-looking statements are reasonable, the Company can give no assurance such expectations will prove to be correct. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties,

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:

Rob Fink / Stephen Lee

FNK IR

646.809.4048

PHX@fnkir.com

Corporate Contact:

405.948.1560

inquiry@phxmin.com

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